Exhibit 10.57

AMENDMENT AGREEMENT

This AMENDMENT AGREEMENT (the “Amendment Agreement”) is made as of May 15, 2005, by and among Michael O. Johnson (“Executive”), Herbalife International, Inc., and Herbalife International of America, Inc.

WITNESSETH

WHEREAS, the parties have previously entered into that certain Employment Agreement, dated as of April 3, 2003 (the “Employment Agreement”); and

WHEREAS, the parties now wish to modify the basis upon which Executive’s annual performance bonus, if any, is determined from EBITDA to net income.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged the parties hereby amend Annex A of the Employment Agreement so that it reads in its entirety as follows:

“Annex A

Bonus Targets and Target Bonus Amounts

For the year ended December 31, 2005 and each subsequent year during the Term, Executive shall be entitled to a bonus, if earned, in an amount equal to the sum of (y) the Net Income Bonus, if any, and (z) the Alternative Performance Target (“APT”) bonus, if any .  Executive shall have earned a bonus based upon the level of achievement by Herbalife Ltd. of net income and the APT Target (as hereinafter defined), as determined based on the audited financial statements of Herbalife Ltd. and its consolidated subsidiaries for the relevant fiscal year, in the percentages set forth on the following table.  For the purposes of the APT bonus, “APT Target” shall mean one or more alternative metrics (i.e. other than Net Income) set annually by the Board (upon the recommendation of the Board of Directors of the Company’s ultimate parent entity) after consultation with Executive, and determined by reference to an annual plan (the “Plan”) approved by the Board (upon the recommendation of the Board of Directors of the Company’s ultimate parent entity) for the relevant fiscal year.  The Board shall deliver written notice to Executive of the APT Target no later than January 31 of the relevant fiscal year.

	(A)	(B)	(C)
If the Company achieves this percentage of Net Income as set forth in the Plan…	…Executive shall be awarded a Net Income Bonus equal to the product of Executives Base Salary and this factor:	If the Company achieves this percentage of the Alternative Performance Target as determined by reference to the Plan…	…Executive shall be awarded an Alternative Performance Bonus equal to the product of Executive’s Base Salary and this factor:
Greater than or equal to 114.6%	1.5	Greater than or equal to 114.6%	0.5
Greater than or equal to 107.3% and less than 114.6%	1.13125	Greater than or equal to 107.3% and less than 114.6%	0.4375
Greater than or equal to 100% and less than 107.3%	1.125	Greater than or equal to 100% and less than 107.3%	0.375
Greater than or equal to 95% and less than 100%	0.84375	Greater than or equal to 95% and less than 100%	0.28125
Greater than or equal to 90% and less than 95%	0.5625	Greater than or equal to 90% and less than 95%	0.1875
Greater than or equal to 85% and less than 90%	0.42225	Greater than or equal to 85% and less than 90%	0.14075
Greater than or equal to 80% and less than 85%	0.28125	Greater than or equal to 80% and less than 85%	0.09375
Less than 80%	-0-	Less than 80%	-0-

Notwithstanding any provision in this Agreement to the contrary (y) in no event shall the bonus earned by Executive for any calendar year (including 2005) be greater than 200% of Executive’s Base Salary, and (z) seventy-five percent (75%) of the Executive’s overall annual bonus potential shall be attributable to the Net Income Bonus, and twenty-five percent (25%) of the Executive’s overall bonus potential shall be attributable to the Alternative Performance Bonus.”

IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be executed as of the date first-above written.

HERBALIFE INTERNATIONAL, INC

By:
Name:
Title:

HERBALIFE INTERNATIONAL OF AMERICA, INC.

By:
Name:

MICHAEL O. JOHNSON.